Exhibit 21
POLYMER GROUP, INC.
LIST OF SUBSIDIARIES OF THE COMPANY

The following comprises a list of subsidiaries of the Company as of December 29, 2012:

Bonlam, S.A. de C.V.
Bonlam Holdings B.V.
Chicopee Asia, Limited
Chicopee Holdings B.V.
Chicopee Holdings C.V.
Chicopee, Inc.
Difco Performance Fabrics Inc.
Dominion Textile (USA), L.L.C.
Dominion Textile Inc.
Dominion Textile Mauritius Inc.
DT Acquisition Inc.
Fabrene, L.L.C.
Fabrene, Inc.
Geca-Tapes B V
Geca-Tapes (S) Pte Ltd
Nanhai Nanxin Non-Woven Co. Ltd.
PGI Argentina S.A.
PGI Colombia LTDA
PGI Europe, Inc.
PGI France
PGI Holdings B V
PGI Non-Woven (Foshan) Co., Ltd.
PGI Nonwovens B.V.
PGI Nonwovens (China) Co., Ltd.
PGI Nonwovens Limited
PGI Nonwovens (Mauritius)
PGI Neunkirchen GmbH
PGI Nonwovens Switzerland Sarl
PGI Polymer, Inc.
PGI Spain S.L.U.
Pristine Brands Corporation
Tesalca Polska SP. ZO.O